EXHIBIT 99.1

FOR IMMEDIATE RELEASE

June 20, 2023

THE EASTERN COMPANY ANNOUNCES NEW $90 MILLION 5-YEAR CREDIT FACILITY

SHELTON, CT – June 20, 2023 - The Eastern Company (the “Company”) (NASDAQ:EML), an industrial manufacturer of unique engineered solutions serving commercial transportation, logistics, and other industrial markets, today announced the establishment of a new $90 million 5-year senior secured credit facility. The new facility replaces the existing facility, which would have expired in August 2024.

Terms of the facility include a $60 million senior term loan, a $30 million revolving facility, and an option to borrow an additional $75 million under certain circumstances. The facility pricing is grid based, with an initial interest rate for borrowings under the facility of SOFR plus 237.5 basis points. In addition to retiring our existing facility, we intend to use the proceeds from the new credit facility to fund working capital and potential acquisitions.

“The successful syndication of this bank facility and the expansion of our lender group is a vote of confidence in our operations and provides capacity to support our growth objectives,” said Mark Hernandez, President, and Chief Executive Officer. “The new facility provides us with increased flexibility and will allow us to continue to drive improvements across the Company, execute our growth strategy and increase shareholder value.”

The Company used approximately $60 million of borrowings under the new credit facility to retire approximately $59 million of term loan debt outstanding in its prior credit facility and pay expenses associated with the new credit facility. As a result, in the second quarter of 2023, the Company expects to record a non-cash, after-tax charge of approximately $0.1 million or $0.01 per share in deferred debt issuance costs associated with the early termination of the facility that was replaced. After-tax cash interest increases from the new credit facility, assuming an average borrowing of $59 million, will be approximately $0.2 million or $0.03 per share in fiscal 2023. As of June 16, 2023, the Company had approximately 6.2 million fully diluted shares outstanding. Additionally, the Company terminated its August 30, 2019 interest rate swap agreement and received approximately $1.6 million.

The lead arranger for the transaction was TD Bank. Other lenders are Wells Fargo Bank, Bank of America, and M&T Bank. For further information, please see the Company’s Form 8-K filing with the Securities and Exchange Commission dated June 16, 2023.

About The Eastern Company

The Eastern Company manages industrial businesses that design, manufacture and sell unique engineered solutions to markets. Eastern’s businesses operate in industries that offer long-term macroeconomic growth opportunities. The Company operates from locations in the U.S., Canada, Mexico, U.K., Taiwan, and China. More information on the Company can be found at www.easterncompany.com.

3 ENTERPRISE DRIVE, SUITE 408, SHELTON, CONNECTICUT  06484

PHONE (203) 729 - 2255  *  FAX (203) 723 - 8653  *  WWW.EASTERNCOMPANY.COM

1

Safe Harbor for Forward-Looking Statements

Statements in this document about our future expectations, beliefs, goals, plans, or prospects constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations, and releases of the Securities and Exchange Commission. Any statements that are not statements of historical fact, including statements containing the words “would,” “should,” “could,” “may,” “will,” “believes,” “estimates,” “intends,” “continues,” “reflects,” “plans,” “anticipates,” “expects,” “potential,” “opportunities,” or similar terms or variations of those terms or the negative of those terms, should also be considered to be forward-looking statements. Readers should not place undue reliance on these forward-looking statements, which are based upon management’s current beliefs and expectations. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. The risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements include the impact of the COVID-19 pandemic and resulting economic effects, including supply chain disruptions, cost inflation, rising interest rates, delays in delivery of our products to our customers, impact on demand for our products, reductions in production levels, increased costs, including costs of raw materials, the impact on global economic conditions, the availability, terms and cost of financing, including borrowings under credit arrangements or agreements, the potential impact of bank failures on our ability to access financing or capital markets, and the impact of market conditions on pension plan funded status. Other factors include, but are not limited to: the effect on interest rates of the replacement of the London Interbank Offered Rate (LIBOR) with a Secured Overnight Financing Rate (SOFR), risks associated with doing business overseas, including fluctuations in exchange rates and the inability to repatriate foreign cash, the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs and the impact of political, economic and social instability; restrictions on operating flexibility imposed by the agreement governing our credit facility; the inability to achieve the savings expected from global sourcing of materials; the impact of higher raw material and component costs, including the impact of supply chain shortages and inflation, particularly steel, plastics, scrap iron, zinc, copper and electronic components; lower-cost competition; our ability to design, introduce and sell new or updated products and related components; market acceptance of our products; the inability to attain expected benefits from acquisitions or the inability to effectively integrate such acquisitions and achieve expected synergies; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, energy, oil and gas, transportation, electronic, and general industrial markets; costs and liabilities associated with environmental compliance; the impact of climate change or terrorist threats and the possible responses by the U.S. and foreign governments; failure to protect our intellectual property; cyberattacks; materially adverse or unanticipated legal judgments, fines, penalties or settlements. There are important, additional factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in our reports and filings with the Securities and Exchange Commission. Although the Company believes it has an appropriate business strategy and the resources necessary for its operations, future revenue and margin trends cannot be reliably predicted and the Company may alter its business strategies to address changing conditions. Also, the Company makes estimates and assumptions that may materially affect reported amounts and disclosures. These relate to valuation allowances for accounts receivable and excess and obsolete inventories, accruals for pensions and other postretirement benefits (including forecasted future cost increases and returns on plan assets), provisions for depreciation (estimating useful lives), uncertain tax positions, and, on occasion, accruals for contingent losses. We undertake no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Relations Contacts

The Eastern Company

Mark Hernandez or Nicholas Vlahos

203-729-2255

2